Exhibit 99.2

ARCHIPELAGO LEARNING

2012 SPECIAL MEETING OF STOCKHOLDERS

VOTING RESULTS

May 16, 2012

Archipelago Learning, Inc. held its Special Meeting of Stockholders on May 16, 2012. For more information on the following proposals, please see the Company’s definitive proxy statement on Schedule 14A dated April 13, 2012 and filed with the Securities and Exchange Commission. Below are the final voting results.

There were present at the meeting, either in person or by proxy, 22,499,664 shares of Common Stock of the Company out of a total of 26,344,759 shares of Common Stock, issued, outstanding and entitled to vote as of the record date of April 11, 2012. This constituted 85.40% of the Company’s outstanding Common Stock entitled to vote at the meeting.

Proposal 1: To adopt and approve the Agreement and Plan of Merger, dated as of March 3, 2012 (the “Merger Agreement”), by and among Archipelago Learning, Inc., Plato Learning, Inc., and Project Cayman Merger Corp., as it may be amended from time to time.

	For	Against	Abstain

Common Stock	22,497,746	1,918	0
% of Voted	99.99%	0.01%	0.00%
% of Outstanding	85.39%	0.01%	0.00%

Proposal 2: To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Archipelago’s named executive officers that is based on or otherwise relates to the merger contemplated by the Merger Agreement.

	For	Against	Abstain

Common Stock	21,338,900	444,026	716,738
% of Voted	94.84%	1.97%	3.19%
% of Outstanding	80.99%	1.69%	2.72%

Proposal 3: To approve the adjournment or postponement of the special meeting to a later date, time and/or place if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

	For	Against	Abstain

Common Stock	22,163,140	333,879	2,645
% of Voted	98.50%	1.48%	0.01%
% of Outstanding	84.12%	1.27%	0.01%